VERIDIUM APPOINTS MICHAEL DESROSIERS AS ITS NEW CFO

Paterson, New Jersey, February 22, 2004 - Veridium Corporation ("Veridium") (OTCBB: VRDM), an environmental services provider that specializes in the recycling and reuse of industrial wastes, today announced the appointment of Michael Desrosiers to its chief financial post. Mr. Desrosiers will oversee Veridium's finances and play an integral role in the growth of Veridium.

Mr. Desrosiers has over 15 years of financial experience in the precious metals and non-precious metals sectors. The majority of his career was spent performing a variety of financial functions with the Cookson Group PLC. Notably, during his tenure at Sterngold Dental LLC, Mr. Desrosiers played a central role in the acquisition and integration of a number of companies. Mr. Desrosiers holds a B.S. and an MBA in accounting.

"Michael brings additional expertise to Veridium as we continue to implement our business plans." said James Green, Veridium's president and chief executive officer. "While we expect growth through our existing sales and marketing efforts, we are focused on acquisitions to achieve our revenue and profit objectives. Michael's experience in the completion and integration of acquisitions is particularly relevant and we are grateful to have him on board."

Mr. Desrosiers said: "Veridium is poised for increased growth with its strong diversified environmental service mix. In my view, acquisitions present Veridium with compelling opportunities to expand its service capabilities and to increase volume at Veridium's recycling facility. I am very excited to have the opportunity to contribute to Veridium's growth."

About   Veridium   Corporation

Veridium is a provider of value-added, environmentally conscious and cost-effective environmental services that specializes in the recycling and reuse of industrial hazardous wastes. Founded on the premise that environmentally superior results can be cost-effective, Veridium uses its patented green technologies to recycle and reuse industrial hazardous wastes, and offers a uniquely broad array of competitively priced hazardous waste recycling services. Veridium's ambition is to build a fully integrated national environmental services company while minimizing the need for disposal by recycling and reusing hazardous wastes in a safe, compliant and cost-effective manner. Additional information on Veridium and its business model is available online at www.veridium.com.

Safe Harbor Statement

The foregoing discussion contains forward-looking statements that are based on current expectations. Actual results, including the timing and amount of anticipated revenues, any implications with respect to shareholder wealth, or Veridium's ability to scale its operations, may differ due to such factors as: regulatory delays; dealings with governmental and foreign entities; economic and other conditions affecting the financial ability of actual and prospective clients; and, other risks generally affecting the financing of projects. Additional risks associated with Veridium's business can be found in Veridium's Annual Report on Form 10-KSB for the year ended December 31, 2003, and other periodic filings with the SEC. Veridium trades on the over-the-counter bulletin board maintained by the NASD under the symbol VRDM.